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EXHIBIT 3.66

ARTICLES OF INCORPORATION
OF
HUNTSMAN POLYMERS HOLDINGS CORPORATION

        The undersigned, acting as incorporator of a corporation under the Utah Revised Business Corporation Act (the "URBCA"), adopts the following Articles of Incorporation for such corporation:

ARTICLE I

NAME

        The name of the corporation is Huntsman Polymers Holdings Corporation (the "Corporation").

ARTICLE II

PURPOSES AND POWERS

        The Corporation is organized to engage in any and all lawful acts, activities, and/or pursuits for which corporations may presently or hereafter be organized under the URBCA.

        The Corporation shall have all powers allowed by law, including without limitation those powers described in Section 302 of the URBCA. The purposes stated herein shall be construed as powers as well as purposes and the enumeration of a specific purpose or power shall not be construed to limit or restrict the meaning of general terms or the general powers; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.

ARTICLE III

AUTHORIZED SHARES

        The Corporation is authorized to issue three classes of shares. The total number of shares the Corporation is authorized to issue is One Hundred Fifty Thousand (150,000) shares. The preferences, limitations and relative rights of the three classes of shares of the Corporation are as follows:

Class A Common Stock

        1.    Number, Designation, and Par Value.    The Corporation is authorized to issue Fifty Thousand (50,000) shares designated as "Class A Common Stock," each having no par value (the "Class A Stock").

        2.    Voting.    All voting rights of the Corporation, subject to any preferences or rights that may be granted to the holders of the Preferred Stock (as defined below), shall be exercised by the holders of the Class A Stock.

        3.    Net Assets.    The holders of the Class A Stock, subject to any preferences or rights that may be granted to the holders of the Preferred Stock, shall be entitled to receive the net assets of the Corporation upon the dissolution of the Corporation.

        4.    Payment.    All shares of the Class A Stock shall be fully paid and nonassessable.

Class O Common Stock

        1.    Number, Designation and Par Value.    The Corporation is authorized to issue Fifty Thousand (50,000) shares designated as "Class O Common Stock," each having no par value (the "Class O Common Stock").

        2.    Additional Terms.    The Board of Directors of the Corporation, without shareholder action, may amend these Articles of Incorporation to establish additional terms of the Class O Common Stock

(or any series of the Class O Common Stock) pursuant to and in accordance with Section 16-10a-602 of the URBCA.

Preferred Stock

        1.    Number, Designation and Par Value.    The Corporation is authorized to issue Fifty Thousand (50,000) shares designated as "Preferred Stock," each having no par value (the "Preferred Stock").

        2.    Additional Terms.    The Board of Directors of the Corporation, without shareholder action, may amend these Articles of Incorporation to establish additional terms of the Preferred Stock (or any series of the Preferred Stock) pursuant to and in accordance with Section 16-10a-602 of the URBCA.

ARTICLE IV

REGISTERED OFFICE AND AGENT

        The address of the initial registered office of the Corporation is 500 Huntsman Way, Salt Lake City, Utah 84108, and the name of its initial registered agent at such address is Samuel D. Scruggs.

ARTICLE V

OFFICER AND DIRECTOR LIABILITY

        1.     The Corporation shall indemnify and advance expenses to its directors, officers, employees, fiduciaries or agents and to any person who is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or of an employee benefit plan (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by Utah law.

        2.     The personal liability of the directors and officers of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

        3.     Any repeal or modification of this Article V by the shareholders of the Corporation shall not adversely affect any right or protection of any person existing at the time of such repeal or modification.

ARTICLE VI

INCORPORATOR

        The name and address of the incorporator is as follows:

NAME	ADDRESS
Samuel D. Scruggs	500 Huntsman Way Salt Lake City, Utah 84108

        IN WITNESS WHEREOF, the undersigned, being the incorporator of the Corporation, hereby executes these Articles of Incorporation and certifies to the truth of the facts herein stated, this 21st day of August, 1997.

/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs, Incorporator

ACKNOWLEDGMENT OF REGISTERED AGENT

        The undersigned, Samuel D. Scruggs, hereby acknowledges that he has been named as registered agent of Huntsman Polymers Holding Corporation, a Utah corporation to be formed pursuant to the Articles of Incorporation to which this Acknowledgment is attached, and the undersigned hereby agrees to act as registered agent of said corporation.

/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs, Registered Agent

MAILING ADDRESS

        If, upon completion of filing the above Articles of Incorporation, the Division elects to send a copy of the Articles of Incorporation to the Corporation by mail, the address to which the copy should be mailed is:

Huntsman Polymers Holdings Corporation
500 Huntsman Way
Salt Lake City, Utah 84108
Attention: Legal Department

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ARTICLES OF INCORPORATION OF HUNTSMAN POLYMERS HOLDINGS CORPORATION
ARTICLE I NAME
ARTICLE II PURPOSES AND POWERS
ARTICLE III AUTHORIZED SHARES
Class A Common Stock
Class O Common Stock
Preferred Stock
ARTICLE IV REGISTERED OFFICE AND AGENT
ARTICLE V OFFICER AND DIRECTOR LIABILITY
ARTICLE VI INCORPORATOR
ACKNOWLEDGMENT OF REGISTERED AGENT
MAILING ADDRESS